Exhibit 10.32

BASE SALARIES OF NAMED EXECUTIVE OFFICERS OF THE REGISTRANT

As of April 14, 2008, the Compensation Committee of Focus Enhancements Inc. (Focus) set the following base salaries (on an annual basis) for our named executive officers:

Brett Moyer President and Chief Executive Officer	$284,750*
Michael Conway Senior Vice President of Strategy and Business Development	$155,990*
Peter Mor Senior Vice President of Engineering and Operations	$183,600*
Norman Schlomka Managing Director of COMO Computer and Motion GmbH	$133,660*
Gary Williams Executive Vice President of Finance & CFO	$188,700*

*     Effective March 21, 2008, each executive officer’s gross pay was reduced by fifteen percent (15%) for twenty (20) consecutive pay periods, concluding on December 12, 2008. In exchange each executive officer will be granted fully vested stock under the Company’s 2004 Stock Incentive Plan.

Each dollar of gross pay that an executive officer foregoes pursuant to the Program will be converted into Focus Enhancements Inc., common stock at a predefined exchange rate on a predefined date.  For the first five exchange dates, the exchange rates are $0.40, $0.45, $0.50, $0.55 and $0.60, respectively.  For the remaining exchange dates, the exchange rate will be the greater of $0.60 or 80% of the trailing 15 day average price immediately preceding the exchange date.

Each of the named executive officers will be eligible to receive a bonus for the year ending December 31, 2008. Individual target bonuses range between 25% and 50% of an executive officer’s base salary.

Like all employees of Focus, each of the named executive officers is also eligible to receive an allocation pursuant to Focus’ 401(k) Plan.

Each of the named executive officers is also eligible to participate in Focus’ Stock Incentive Plans.